Exhibit 3.21

EXHIBIT A

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
DOUBLE BULL ARCHERY, INC.

ARTICLE ONE

The name of the corporation is Double Bull Archery, Inc.

ARTICLE TWO

The address of the corporation’s registered office in the State of Minnesota is 590 Park Street, Suite 6, in the City of St. Paul, County of Ramsey, 55103. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE THREE

The purposes for which the corporation is organized shall be to transact any and all lawful business for which corporation may be incorporated pursuant to the provisions of Chapter 302A, Minnesota Statues.

ARTICLE FOUR

The total number of shares of stock which the corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value one cent ($0.01) per share.

ARTICLE FIVE

The corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Minnesota, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Minnesota at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE EIGHT

To the fullest extent permitted by the Business Corporation Act of the State of Minnesota as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE NINE

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Minnesota, and all rights conferred upon stockholders herein are granted subject to this reservation.